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                                                                Exhibit 10.22


[BANK OF BOSTON Letterhead]

PRIVATE & CONFIDENTIAL

January 29, 1996

Flextronics Singapore Pte Ltd.
514 Chai Chee Lane #04-13
Singapore 469029

ATTENTION:        MR. C P GOH
                  CHIEF FINANCIAL OFFICER

Dear Sir

RE :  BANKING FACILITIES

We are pleased to advise that The First National Bank of Boston, Singapore Branch, ("FNBB" or "the Bank") is prepared to extend to Flextronics Singapore Pte Ltd (the "Borrower") a Bridge Loan Facility up to a maximum aggregate amount of US$20,000,000/-(United States Dollars Twenty Million Dollars only). The Facility is extended to accommodate your financing requirements pending syndication and documentation of the US$50 million Revolver and is subject to the following terms and conditions:

Facility          :        Up to US$20,000,000 for short term advances for 1, 2,
                           or 3 months tenor at your option.

Interest Rate     :        SIBOR + 1.375% p.a.

Maturity          :        Completion of documentation for the US$50 million
                           Revolver but under no circumstances should the maximum maturity exceed April 30, 1996.

SECURITY/SUPPORT

Corporate Continuing Guarantee from Flextronics International Ltd for the full facility amount in a form acceptable to the Bank.

OTHER CONDITIONS

1. Except for existing liens or leases executed as of January 29, 1996, your Company, Flextronics International Ltd, Flextronics International USA, Inc, Flextronics Malaysian Sdn Bhd and Flex International Marketing (L) Ltd, are to provide negative pledges on the respective assets.

2. You are to execute all documentation relating to the syndication of the US$50 million Revolver as soon as they are made available. Should documentation not be completed by April 30, 1996 or that the syndication did not proceed as planned, you are to either repay all outstandings on the maximum maturity date or comply with terms and conditions to be negotiated with the Bank including but not limited to execution of documentation to cover security interests on the receivables of Flextronics International USA, Inc, Flextronics Singapore Pte Ltd, Flextronics Malaysia Sdn Bhd and Flex International Marketing (L) Ltd.

3. You and the companies in the Group are to provide any financial information which the Bank may request from time to time.

150 Beach Road #07-00, Gateway West, Singapore 189720. Telex: RS 23689
Facsimile: 2960998 Telephone: 2962366 (General) 2960622 (Dealing)
THE FIRST NATIONAL BANK OF BOSTON
INCORPORATED WITH LIMITED LIABILITY IN THE USA


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January 29, 1996
Flextronics Singapore Pte Ltd

DOCUMENTATION

Availability of this facility is subject to our receipt, in form and substance satisfactory to us of:

1)       the copy of this letter, duly signed on your behalf;

2) the General Agreement for Commercial Business ("GACB") as attached duly executed;

3) a certified copy of the Resolution (as per attached form) of your Board of Directors authorizing the acceptance of this Facility on the terms and conditions hereof and the execution, delivery and performance of this letter, the GACB and containing the specimen signatures of your officers authorized to executive and deliver this letter and the GACB.

4) the continuing corporate guarantee for US$20,000,000/- duly executed by Flextronics International Ltd with the accompanying board resolution.

AVAILABILITY

The above facilities shall, without prejudice to our right at any time to demand immediate repayment of all sums outstanding, remain available for utilization until April 30, 1996, unless earlier terminated or accelerated following any default or breach hereunder, or under any agreement between the Bank and the Borrower. Without prejudice to the foregoing, in the absence of any termination or acceleration on or before April 30, 1996, the above facilities may, at our sole discretion, continue to be available to you for utilisation, on the terms and conditions of this letter, or on such other terms and conditions as we may from time to time require.

MISCELLANEOUS

1) All amounts payable by the Borrower to the Bank under the above Banking Facilities are to be paid free and clear of any and all present and future taxes, duties, imposts, withholding and all other deductions whatsoever.

2) All expenses (including legal, professional out-of-pocket expenses) incurred in the negotiation, preparation, execution and enforcement of this letter and the documents referred to herein are for account of the Borrower.


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January 29, 1996
Flextronics Singapore Pte Ltd

3) The Borrower will pay all stamp or similar taxes to which this letter or the documents referred to herein are or may become subject and any other charges on handling fee, application and registration charges which the Bank may impose from time to time.

Kindly note that this offer will remain valid for a period of 10 days from the date of this letter. We would therefore appreciate it if you would return the copy of this letter, duly signed by you, constituting your acceptance and agreement to the terms and conditions hereof, prior to the expiry of this offer.

We trust the above meets with your requirements and look forward to a mutually beneficial relationship.

Yours Very Truly
The First National Bank of Boston

/s/ Lo Kah-Nian                                 /s/ Soh Boon Hock
Lo Kah-Nian                                     Soh Boon Hock
Vice President & Manager                        Vice President & Head
Corporate Banking                               Corporate Banking


ACCEPTED AND AGREED BY:

/s/ Chang Peng Goh
- -------------------------------------------------------------
AUTHORIZED SIGNATORIES OF FLEXTRONICS SINGAPORE PTE LTD

DATED:

Encs

LKN/OL/FLEX-TEM